Exhibit 99.1

FOR IMMEDIATE RELEASE
ROYAL CARIBBEAN GROUP REPORTS FIRST QUARTER EARNINGS AND INCREASES FULL YEAR GUIDANCE ON STRONG REVENUE OUTLOOK

MIAMI – May 4, 2023 – Royal Caribbean Group (NYSE: RCL) today reported first quarter Loss per Share of $(0.19) and Adjusted Loss per Share of $(0.23). These results were significantly better than the company's guidance primarily due to strong close-in bookings at higher prices, continued strength of onboard spend, and favorable timing of operating costs. As a result of a record-breaking WAVE season and accelerating demand for its cruise experiences, the company is increasing its 2023 Adjusted Earnings per Share guidance to $4.40 – $4.80.

"We knew that demand for our business was strong and strengthening, but we have been pleasantly surprised with how swiftly demand further accelerated well above historical trends and at higher rates," said Jason T. Liberty, president and chief executive officer of Royal Caribbean Group. "Leisure travel continues to strengthen as consumer spend further shifts towards experiences. Demand for our brands is outpacing broader travel due to a strong rebound and an attractive value proposition," added Liberty. "We are increasing full year guidance, given the significant momentum in our business, and we are well on our way to achieve our Trifecta goals.”
Key Highlights
Stronger than anticipated demand has led to a record-breaking and extended WAVE season, which has and continues to translate into a robust booking environment – driving higher load factors and higher prices. These factors, combined with the continued strength in onboard spending, have led to the significant improvement (versus guidance) in the first quarter and the significant increase in the company’s full-year expectations for ticket and onboard revenue, as well as earnings.

First Quarter 2023:
•Load factors in the first quarter were 102%.

•Gross Margin Yields were down 12.4% as-reported and 10.5% in Constant-Currency. Net Yields were up 5.1% as-reported and 5.8% in Constant-Currency, compared to the first quarter of 2019.
•Gross Cruise Costs per Available Passenger Cruise Days ("APCD") increased 8.2% as-reported and 8.8% in Constant-Currency, compared to the first quarter of 2019. Net Cruise Costs ("NCC"), excluding Fuel, per APCD increased 5.2% as-reported and 5.8% in Constant-Currency, compared to the first quarter of 2019. Part of the improvement, compared to expectations, was due to favorable timing of operating costs.
•Total revenues were $2.9 billion, Net Loss was $(47.9) million or $(0.19) per share, Adjusted Net Loss was $(58.9) million or $(0.23) per share, Adjusted EBITDA was $641.7 million, and Operating Cash Flow was $1.3 billion.
Full Year 2023 Outlook:
•Net Yields are expected to increase 6.25% to 7.25% as-reported and 6.75% to 7.75% in Constant-Currency, compared to 2019.
•NCC, excluding Fuel, per APCD is expected to increase 5.2% to 6.2% as-reported and 5.5% to 6.5% in Constant-Currency, compared to 2019.
•The company expects to significantly exceed prior record Adjusted EBITDA, achieved in 2019.
•Adjusted Earnings per Share for the full year are expected to be in the range of $4.40 to $4.80 per share.

Second Quarter 2023 Outlook:
•Net Yields are expected to increase 9.6% to 10.1% as-reported and 10.1% to 10.6% in Constant-Currency, compared to the second quarter of 2019.
•NCC, excluding Fuel, per APCD is expected to increase approximately 8.6% as-reported and approximately 8.9% in Constant-Currency, compared to second quarter 2019.
•Adjusted Earnings per Share for the second quarter are expected to be in the range of $1.50 to $1.60 per share.

First Quarter 2023
The company reported Net Loss for the first quarter of $(47.9) million or $(0.19) per share compared to Net Loss of $(1.2) billion or $(4.58) per share for the same period in the prior year. The company also reported Adjusted Net Loss of $(58.9) million or $(0.23) per share for the first quarter compared to Adjusted Net Loss of $(1.2) billion or $(4.57) per share for the same period in the prior year.

First quarter revenue significantly exceeded the company's guidance primarily due to very strong close-in demand, higher load factors at higher prices, and continued strength in onboard revenue. The company experienced particularly strong close-in demand for Caribbean itineraries, which accounted for close to 80% of first quarter capacity.

Gross Cruise Costs per APCD increased 8.2% as-reported and 8.8% in Constant-Currency, compared to 2019. NCC excluding Fuel per APCD increased 5.2% as-reported and 5.8% in Constant-Currency, compared to 2019. Part of the improvement, compared to expectations, was due to favorable timing of operating costs. Gross Cruise Costs per APCD and NCC, excluding Fuel, per APCD for the first quarter included $2.87 per APCD of lingering transitional costs and structural costs (e.g. full-year operations of Perfect Day at CocoCay and the new Galveston terminal). In the first quarter, the company continued to benefit from multiple actions taken over the past several years to reshape its cost structure which is helping to offset persistent inflation.

"First quarter results reflect continued strong demand for cruising and our teams' focus on delivering the best vacation experiences that exceed guest expectations," said Naftali Holtz, chief financial officer, Royal Caribbean Group. “We also benefited from favorable timing of operating expenses, as well as our continued focus on improving margins consistent with our Trifecta goals.”

Update on Bookings

Booking volumes in the first quarter were significantly higher than the corresponding period in 2019 and were considerably better than expected. This year, WAVE started earlier and extended further, generating a record level of bookings. These strong booking trends resulted in an acceleration of our booked position in relation to prior years. In addition, the company is generating significantly more bookings at meaningfully higher prices than in prior years, particularly from the North American consumer.

The remarkable WAVE booking period resulted in strong close-in demand at higher prices for the first quarter, and enabled a significant improvement in revenue expectations for all three remaining quarters. The increase in yield expectations for the year is predominantly related to higher load factors in the first quarter and higher prices for all four quarters, especially for Caribbean sailings. Consumer spending onboard, as well as pre-cruise purchases, continue to exceed 2019 levels driven by greater participation at higher prices. The company expects load factors to reach historical levels by late spring.

As of March 31, 2023, the Group’s customer deposit balance was at a record $5.3 billion.

Fuel Expense

Bunker pricing net of hedging for the first quarter was $733 per metric ton and consumption was 411,000 metric tons.

The company does not forecast fuel prices and its fuel cost calculations are based on current at-the-pump prices, net of hedging impacts. Based on today's fuel prices, the company has included $276 million of fuel expense in its second quarter guidance at a forecasted consumption of 409,000 which is 55% hedged via swaps. Forecasted consumption is 54% hedged via swaps for the remainder of 2023, 25% and 5% hedged for 2024 and 2025, respectively. The annual average cost per metric ton of the hedge portfolio is approximately $577, $664, and $753 for 2023, 2024, and 2025, respectively.

The higher average cost in 2024 is driven primarily by the hedged fuel mix with Marine Gas Oil (“MGO”) consumption hedged higher than Intermediate Fuel Oil (“IFO”) consumption. The higher average cost in 2025 is driven by only MGO consumption hedged that year.

The company provided the following guidance for the second quarter and full year 2023:

FUEL STATISTICS	Second Quarter 2023	Full Year 2023
Fuel Consumption (metric tons)	409,000	1,653,000
Fuel Expenses	Approx. $276 million	Approx. $1,128 million
Percent Hedged (fwd. consumption)	55.0%	54.0%

GUIDANCE	As-Reported	Constant Currency
Second Quarter 2023
Net Yields vs. 2019	9.6% to 10.1%	10.1% to 10.6%
Net Cruise Costs per APCD vs. 2019	11.8% to 12.8%	12.2% to 13.2%
Net Cruise Costs per APCD ex. Fuel vs. 2019	approximately 8.6%	approximately 8.9%
Full Year 2023
Net Yields vs. 2019	6.25% to 7.25%	6.75% to 7.75%
Net Cruise Costs per APCD vs. 2019	10.0% to 11.0%	10.25% to 11.25%
Net Cruise Costs per APCD ex. Fuel vs. 2019	5.2% to 6.2%	5.5% to 6.5%

GUIDANCE	Second Quarter 2023	Full Year 2023
APCDs	11.7 million	47 million
Capacity change vs. 2019	12.0%	13.5%
Depreciation and amortization	$360 to $370 million	$1,465 to $1,475 million
Net Interest, excluding loss on extinguishment of debt	$305 to $315 million	$1,290 to $1,300 million
Adjusted EPS	$1.50 to $1.60	$4.40 to $4.80

SENSITIVITY	Second Quarter 2023	Full Year 2023
1% Change in Currency	$3 million	$15 million
1% Change in Net Yields	$27 million	$105 million
1% Change in NCC excluding Fuel	$14 million	$55 million
100 basis pt. Change in LIBOR/SOFR	$2 million	$15 million
10% Change in Fuel prices	$28 million	$113 million

Exchange rates used in guidance calculations
GBP	$1.25
AUD	$0.66
CAD	$0.73
EUR	$1.10
Liquidity and Financing Arrangements

As of March 31, 2023, the Group’s liquidity position was $3.9 billion, which includes cash and cash equivalents and undrawn revolving credit facility capacity.

During the first quarter, the company repaid $0.3 billion of debt maturities and generated $1.3 billion in operating cash flow. In the first quarter, the company issued $0.7 billion of 7.25% senior guaranteed notes due 2030 to refinance 2023 and 2024 debt maturities, and extended $2.3 billion of its existing revolving credit facility commitment to April 2025.

As of March 31, 2023, the scheduled debt maturities for the remainder of 2023, 2024, 2025, and 2026 were $1.8 billion, $2.3 billion, $3.7 billion, and $2.8 billion, respectively.

Capital Expenditures and Capacity Guidance

Capital expenditures for full year 2023 are expected to be $4.2 billion. The company expects to take delivery of three new ships in 2023 including Icon of the Seas, Celebrity Ascent, and Silver Nova. All ship orders have committed financing in place. Non-new ship related capital expenditures are expected to be $0.5 billion. Capacity changes for 2023, 2024, 2025, and 2026 are expected to be 14%, 8%, 6%, and 7%, respectively.

These figures do not include potential ship sales or additions that the company may elect in the future.

CONFERENCE CALL SCHEDULED
The company has scheduled a conference call at 10:00 a.m. Eastern Time today. This call can be heard, either live or on a delayed basis, on the company's Investor Relations website at www.rclinvestor.com.

About Royal Caribbean Group
Royal Caribbean Group (NYSE: RCL) is one of the leading cruise companies in the world with a global fleet of 64 ships traveling to approximately 1,000 destinations around the world. Royal Caribbean Group is the owner and operator of three award winning cruise brands: Royal Caribbean International, Celebrity Cruises, and Silversea Cruises and it is also a 50% owner of a joint venture that operates TUI Cruises and Hapag-Lloyd Cruises. Together, the brands have an additional 10 ships on order as of March, 31, 2023. Learn more at www.royalcaribbeangroup.com or www.rclinvestor.com.

Cautionary Statement Concerning Forward-Looking Statements
Certain statements in this press release relating to, among other things, our future performance estimates, forecasts and projections constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited, to: statements regarding revenues, costs and financial results for 2023 and beyond. Words such as “anticipate,” “believe,” “could,” “driving,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “will,” “would,” “considering,” and similar expressions are intended to help identify forward-looking statements. Forward-looking statements reflect management’s current expectations, are based on judgments, are inherently uncertain and are subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to, the following: the impact of contagious illnesses on economic conditions and the travel industry in general and the financial position and operating results of our Company in particular, such as: governmental and self-imposed travel restrictions and guest cancellations; our ability to obtain sufficient financing, capital or revenues to satisfy liquidity needs, capital expenditures, debt repayments and other financing needs; the effectiveness of the actions we have taken to improve and address our liquidity needs; the impact of the economic and geopolitical environment on key aspects of our business, such as the demand for cruises, passenger spending, and operating costs; incidents or adverse publicity concerning our ships, port facilities, land destinations and/or passengers or the cruise vacation industry in general; concerns over safety, health and security of guests and crew; further impairments of our goodwill, long-lived assets, equity investments and notes receivable; an inability to source our crew or our provisions and supplies from certain places; an increase in concern about the risk of illness on our ships or when travelling to or from our ships, all of which reduces demand; unavailability of ports of call; growing anti-tourism sentiments and environmental concerns; changes in U.S. foreign travel policy; the uncertainties of conducting business internationally and expanding into new markets and new ventures; our ability to recruit, develop and retain high quality personnel; changes in operating and financing costs; our indebtedness, any additional indebtedness we may incur and restrictions in the agreements governing our indebtedness that limit our flexibility in operating our business; the impact of foreign currency exchange rates, the impact of higher interest rate and food and fuel prices; the settlement of conversions of our convertible notes, if any, in shares of our common stock or a combination of cash and shares of our common stock, which may result in substantial dilution for our existing shareholders; our expectation that we will not declare or pay dividends on our common stock for the near future; vacation industry competition and changes in industry capacity and overcapacity; the risks and costs related to cyber security attacks, data breaches, protecting our systems and maintaining integrity and security of our business information, as well as personal data of our guests, employees and others; the impact of new or changing legislation and regulations (including environmental regulations) or governmental orders on our business; pending or threatened litigation, investigations and enforcement actions; the effects of weather, natural disasters and seasonality on our business; the impact of issues at shipyards, including ship delivery delays, ship cancellations or ship construction cost increases; shipyard unavailability; the unavailability or cost of air service; and uncertainties of a foreign legal system as we are not incorporated in the United States.

More information about factors that could affect our operating results is included under the caption “Risk Factors” in our most recent quarterly report on Form 10-Q, as well as our other filings with the SEC, copies of which may be obtained by visiting our Investor Relations website at www.rclinvestor.com or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Definitions
Selected Operational and Financial Metrics

Adjusted EBITDA is a non-GAAP measure that represents EBITDA (as defined below) excluding certain items that we believe adjusting for is meaningful when assessing our profitability on a comparative basis. For the 2023 and 2022 periods, these items included (i) other income (expense); (ii) gain on sale of controlling interest; (iii) impairment and credit losses (recoveries); and (iv) restructuring charges and other initiative expenses.

Adjusted Loss per Share ("Adjusted EPS") is a non-GAAP measure that represents Adjusted Net Loss (as defined below) divided by weighted average shares outstanding or by diluted weighted average shares outstanding, as applicable. We believe that this non-GAAP measure is meaningful when assessing our performance on a comparative basis.

Adjusted Net Loss is a non-GAAP measure that represents Net Loss excluding certain items that we believe adjusting for is meaningful when assessing our performance on a comparative basis. For the periods presented, these items included (i) loss on the extinguishment of debt; (ii) gain on sale of controlling interest; (iii) tax on the sale of PortMiami noncontrolling interest; (iv) Silver Whisper deferred tax liability release; (v) impairment and credit losses (recoveries); (vi) the amortization of the Silversea Cruises intangible assets resulting from the Silversea Cruises acquisition in 2018; and (vii) restructuring charges and other initiative expenses.

Available Passenger Cruise Days (“APCD”) is our measurement of capacity and represents double occupancy per cabin multiplied by the number of cruise days for the period, which excludes canceled cruise days and cabins not available for sale. We use this measure to perform capacity and rate analysis to identify our main non-capacity drivers that cause our cruise revenue and expenses to vary.

Constant Currency is a significant measure for our revenues and expenses, which are denominated in currencies other than the U.S. Dollar. Because our reporting currency is the U.S. Dollar, the value of these revenues and expenses in U.S. Dollar will be affected by changes in currency exchange rates. Although such changes in local currency prices are just one of many elements impacting our revenues and expenses, it can be an important element. For this reason, we also monitor our revenues and expenses in "Constant Currency" - i.e., as if the current period's currency exchange rates had remained constant with the comparable prior period's rates. For the 2023 periods presented, we calculate "Constant Currency" by applying the average 2019 period exchange rates for each of the corresponding months of the reported and/or forecasted period, so as to calculate what the results would have been had exchange rates been the same throughout both periods. We do not make predictions about future exchange rates and use current exchange rates for calculations of future periods. It should be emphasized that the use of Constant Currency is primarily used by us for comparing short-term changes and/or projections. Over the longer term, changes in guest sourcing and shifting the amount of purchases between currencies can significantly change the impact of the purely currency-based fluctuations.

EBITDA is a non-GAAP measure that represents Net Loss excluding (i) interest income; (ii) interest expense, net of interest capitalized; (iii) depreciation and amortization expenses; and (iv) income tax benefit or expense. We believe that this non-GAAP measure is meaningful when assessing our operating performance on a comparative basis.

Invested Capital represents the most recent five-quarter average of total debt (i.e., Current portion of long-term debt plus Long-term debt) plus Total shareholders' equity. We use this measure to calculate ROIC (as defined below).

Occupancy ("Load Factor"), in accordance with cruise vacation industry practice, is calculated by dividing Passenger Cruise Days (as defined below) by APCD. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.

Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses.

Net Cruise Costs (“NCC”) and NCC excluding Fuel are non-GAAP measures that represent Gross Cruise Costs excluding commissions, transportation and other expenses and onboard and other expenses and, in the case of Net Cruise Costs excluding Fuel, fuel expenses. For the 2023 and 2019 periods presented, Net Cruise Costs and Net Cruise Costs excluding Fuel exclude (i) the gain on sale of controlling interest; (ii) impairment and credit losses (recoveries); and (iii) the transaction and integration costs related to the Silversea Cruises acquisition. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Costs and Net Cruise Costs excluding Fuel to be the most relevant indicators of our performance.

Gross Margin Yield represent Gross Margin per APCD.

Adjusted Gross Margin represent Gross Margin, adjusted for payroll and related, fuel, food, other operating expenses, and depreciation and amortization. Gross Margin is calculated pursuant to GAAP as total revenues less total cruise operating expenses, and depreciation and amortization.

Net Yields represent Adjusted Gross Margin per APCD. We utilize Adjusted Gross Margin and Net Yields to manage our business on a day-to-day basis as we believe that they are the most relevant measures of our pricing performance because they reflect the cruise revenues earned by us net of our most significant variable costs, which are commissions, transportation and other expenses, and onboard and other expenses.

Return on Invested Capital ("ROIC") represents Adjusted Operating Income (Loss) divided by Invested Capital. We believe ROIC is a meaningful measure because it quantifies how efficiently we generated operating income relative to the capital we have invested in the business. ROIC is also used as a key metric in our long-term incentive compensation program for our executive officers.

Trifecta refers to the multi-year Adjusted EBITDA per APCD, Adjusted EPS and ROIC goals we publicly announced in November 2022 and are seeking to achieve by the end of 2025. We designed this program to help us better execute and achieve our business goals by clearly articulating longer-term financial objectives. Under the Trifecta Program, we are targeting Adjusted EBITDA per APCD of at least $100, Adjusted EPS of at least $10, and ROIC of 13% or higher by the end of 2025.

For additional information see “Adjusted Measures of Financial Performance” below.

Adjusted Measures of Financial Performance
This press release includes certain adjusted financial measures defined as non-GAAP financial measures under Securities and Exchange Commission rules, which we believe provide useful information to investors as a supplement to our consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles, or U.S. GAAP.

The presentation of adjusted financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. These measures may be different from adjusted measures used by other companies. In addition, these adjusted measures are not based on any comprehensive set of accounting rules or principles. Adjusted measures have limitations in that they do not reflect all of the amounts associated with our results of operations as do the corresponding U.S. GAAP measures.

A reconciliation to the most comparable U.S. GAAP measure of all adjusted financial measures included in this press release can be found in the tables included at the end of this press release. We have not provided a quantitative reconciliation of the projected non-GAAP financial measures to the most comparable GAAP financial measures because preparation of meaningful U.S. GAAP projections would require unreasonable effort. Due to significant uncertainty, we are unable to predict, without unreasonable effort, the future movement of foreign exchange rates, fuel prices and interest rates inclusive of our related hedging programs. In addition, we are unable to determine the future impact of non-core business related gains and losses which may result from strategic initiatives. These items are uncertain and could be material to our results of operations in accordance with U.S. GAAP. Due to this uncertainty, we do not believe that reconciling information for such projected figures would be meaningful.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(unaudited; in thousands, except per share data)

	Quarter Ended
	March 31,
	2023	2022
Passenger ticket revenues	$1,896,516	$651,858
Onboard and other revenues	988,630	407,373
Total revenues	2,885,146	1,059,231
Cruise operating expenses:
Commissions, transportation and other	402,930	150,343
Onboard and other	158,635	74,439
Payroll and related	309,998	349,618
Food	199,391	100,184
Fuel	301,513	188,480
Other operating	420,438	321,878
Total cruise operating expenses	1,792,905	1,184,942
Marketing, selling and administrative expenses	460,855	394,030
Depreciation and amortization expenses	359,773	339,467
Operating Income (Loss)	271,613	(859,208)
Other (expense) income:
Interest income	14,808	3,322
Interest expense, net of interest capitalized	(359,387)	(277,659)
Equity investment income (loss)	20,471	(31,059)
Other income (expense)	4,585	(2,538)
	(319,523)	(307,934)
Net Loss	$(47,910)	$(1,167,142)
Loss per Share:
Basic	$(0.19)	$(4.58)
Diluted	$(0.19)	$(4.58)
Weighted-Average Shares Outstanding:
Basic	255,465	254,821
Diluted	255,465	254,821

Comprehensive Loss
Net Loss	$(47,910)	$(1,167,142)
Other comprehensive (loss) income:
Foreign currency translation adjustments	(6,546)	7,778
Change in defined benefit plans	3,513	12,597
(Loss) gain on cash flow derivative hedges	(31,697)	195,901
Total other comprehensive (loss) income	(34,730)	216,276
Comprehensive Loss	$(82,640)	$(950,866)

ROYAL CARIBBEAN CRUISES LTD.
STATISTICS
(unaudited)

	Quarter Ended
	March 31,
	2023	2022	2019

Passengers Carried	1,806,270	734,809	1,533,226
Passenger Cruise Days	11,474,742	4,418,899	10,561,817
APCD	11,233,489	7,692,906	9,860,600
Occupancy	102.1%	57.4%	107.1%

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
	As of
	March 31,	December 31,
	2023	2022
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$1,226,871	$1,935,005
Trade and other receivables, net of allowances of $10,483 and $11,612 at March 31, 2023 and December 31, 2022, respectively	379,177	531,066
Inventories	221,299	224,016
Prepaid expenses and other assets	543,599	455,836
Derivative financial instruments	42,651	59,083
Total current assets	2,413,597	3,205,006
Property and equipment, net	27,466,333	27,546,445
Operating lease right-of-use assets	521,209	537,559
Goodwill	809,258	809,277
Other assets, net of allowances of $63,102 and $71,614 at March 31, 2023 and December 31, 2022, respectively	1,660,090	1,678,074
Total assets	$32,870,487	$33,776,361
Liabilities and Shareholders’ Equity
Current liabilities
Current portion of long-term debt	$2,055,307	$2,087,711
Current portion of operating lease liabilities	78,385	79,760
Accounts payable	714,837	646,727
Accrued expenses and other liabilities	1,200,590	1,459,957
Derivative financial instruments	121,836	131,312
Customer deposits	5,270,589	4,167,997
Total current liabilities	9,441,544	8,573,464
Long-term debt	19,404,804	21,303,480
Long-term operating lease liabilities	509,530	523,006
Other long-term liabilities	489,188	507,599
Total liabilities	29,845,066	30,907,549

Shareholders’ equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized; none outstanding)	—	—
Common stock ($0.01 par value; 500,000,000 shares authorized; 283,979,907 and 283,257,102 shares issued, March 31, 2023 and December 31, 2022, respectively)	2,840	2,832
Paid-in capital	7,351,493	7,284,852
Accumulated deficit	(1,755,339)	(1,707,429)
Accumulated other comprehensive loss	(677,944)	(643,214)
Treasury stock (28,248,125 and 28,018,385 common shares at cost, March 31, 2023 and December 31, 2022, respectively)	(2,069,432)	(2,068,229)
Total shareholders’ equity attributable to Royal Caribbean Cruises Ltd.	2,851,618	2,868,812
Noncontrolling Interests	173,803	—
Total shareholders’ equity	3,025,421	2,868,812
Total liabilities and shareholders’ equity	$32,870,487	$33,776,361

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)
	Three Months Ended March 31,
	2023	2022
Operating Activities
Net Loss	$(47,910)	$(1,167,142)
Adjustments:
Depreciation and amortization	359,773	339,467
Net deferred income tax benefit	(11,366)	(3,067)
(Gain) loss on derivative instruments not designated as hedges	(3,397)	10,873
Share-based compensation expense	26,270	22,839
Equity investment (income) loss	(20,471)	31,059
Amortization of debt issuance costs, discounts and premiums	30,070	43,190
Loss on extinguishment of debt	13,289	—
Changes in operating assets and liabilities:
Decrease (increase) in trade and other receivables, net	122,940	(32,236)
Decrease (increase) in inventories	2,716	(29,242)
Increase in prepaid expenses and other assets	(78,489)	(124,394)
Increase in accounts payable trade	56,682	112,426
Decrease in accrued expenses and other liabilities	(258,713)	(119,068)
Increase in customer deposits	1,102,592	406,534
Other, net	15,932	(20,086)
Net cash provided by (used in) operating activities	1,309,918	(528,847)
Investing Activities
Purchases of property and equipment	(251,933)	(1,363,086)
Cash received on settlement of derivative financial instruments	5,405	5,650
Cash paid on settlement of derivative financial instruments	(5,658)	(77,853)
Cash received on loans to unconsolidated affiliates	5,392	4,444
Other, net	12,694	(12,296)
Net cash used in investing activities	(234,100)	(1,443,141)
Financing Activities
Debt proceeds	705,000	2,349,969
Debt issuance costs	(27,213)	(93,763)
Repayments of debt	(2,663,665)	(1,007,632)
Proceeds from sale of noncontrolling interest	209,320	—
Other, net	(7,617)	(10,843)
Net cash (used in) provided by financing activities	(1,784,175)	1,237,731
Effect of exchange rate changes on cash and cash equivalents	223	991
Net decrease in cash and cash equivalents	(708,134)	(733,266)
Cash and cash equivalents at beginning of period	1,935,005	2,701,770
Cash and cash equivalents at end of period	$1,226,871	$1,968,504

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)
	Three Months Ended March 31,
	2023	2022
Supplemental Disclosure
Cash paid during the period for:
Interest, net of amount capitalized	$389,294	$225,771
Non-cash Investing Activities
Purchase of property and equipment included in accounts payable and accrued expenses and other liabilities	$19,321	$31,899

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
Gross Margin Yields and Net Yields were calculated by dividing Gross Margin and Adjusted Gross Margins by APCD as follows (in thousands, except APCD and Yields):

	Quarter Ended March 31,
	2023	2023 On a Constant Currency Basis	2019
Total revenue	$2,885,146	$—	$2,439,767
Less:
Cruise operating expenses	1,792,905	—	1,413,704
Depreciation and amortization expenses	359,773	—	292,285
Gross Margin	732,468	748,541	733,778
Add:
Payroll and related	309,998	—	269,532
Food	199,391	—	139,534
Fuel	301,513	—	160,171
Other operating	420,438	—	346,142
Depreciation and amortization expenses	359,773	—	292,285
Adjusted Gross Margin	$2,323,581	$2,340,700	$1,941,442

APCD	11,233,489	11,233,489	9,860,600
Gross Margin Yields	$65.20	$66.63	$74.42
Net Yields	$206.84	$208.37	$196.89

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
Gross Cruise Costs, Net Cruise Costs and Net Cruise Costs excluding Fuel were calculated as follows (in thousands, except APCD and costs per APCD):

	Quarter Ended March 31,
	2023	2023 On a Constant Currency Basis	2019
Total cruise operating expenses	$1,792,905	$—	$1,413,704
Marketing, selling and administrative expenses	460,855	—	414,947
Gross Cruise Costs	2,253,760	2,265,705	1,828,651
Less:
Commissions, transportation and other	402,930	—	363,155
Onboard and other	158,635	—	135,170
Net Cruise Costs Including Other Costs	1,692,195	—	1,330,326
Less:
Gain on sale of controlling interest (1)	(3,130)	—	—
Impairment and credit losses (recoveries) (2)	(6,990)	—	—
Transaction costs related to Silversea Cruises acquisition (3)	—	—	1,186
Net Cruise Costs	1,702,315	1,710,168	1,329,140
Less:
Fuel	301,513	—	160,171
Net Cruise Costs Excluding Fuel	$1,400,802	$1,408,655	$1,168,969

APCD	11,233,489	11,233,489	9,860,600
Gross Cruise Costs per APCD	$200.63	$201.69	$185.45
Net Cruise Costs per APCD	$151.54	$152.24	$134.79
Net Cruise Costs Excluding Fuel per APCD	$124.70	$125.40	$118.55

(1) Represents gain on sale of controlling interest in cruise terminal facilities in Italy. Included within Other operating in our consolidated statements of comprehensive loss.
(2) Represents recoveries of credit losses for notes receivables for which credit losses were previously recorded. Included within Other operating in our consolidated statements of comprehensive loss.
(3) Included within Marketing, selling and administrative expenses in our consolidated statements of comprehensive loss.

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
EBITDA and Adjusted EBITDA were calculated as follows (in thousands, except APCD and per APCD data):

	Quarter Ended March 31,
	2023	2022

Net Loss	$(47,910)	$(1,167,142)
Interest income	(14,808)	(3,322)
Interest expense, net of interest capitalized	359,387	277,659
Depreciation and amortization expenses	359,773	339,467
Income tax (benefit) expense (1)	(8,343)	6,578
EBITDA	648,099	(546,760)

Other expense (income) (2)	3,758	(4,040)
Gain on sale of controlling interest (3)	(3,130)	—
Impairment and credit losses (recoveries) (4)	(6,990)	173
Restructuring charges and other initiative expenses	—	973
Adjusted EBITDA	$641,737	$(549,654)

APCD	11,233,489	7,692,906
Net Loss per APCD	$(4.26)	$(151.72)
Adjusted EBITDA per APCD	$57.13	$(71.45)

(1) Included within Other income (expense) in our consolidated statements of comprehensive loss.
(2) Excludes income tax (benefit) expense, included in the EBITDA calculation above.
(3) Represents gain on sale of controlling interest in cruise terminal facilities in Italy. Included within Other operating in our consolidated statements of comprehensive loss.
(4) Represents asset impairments and credit loss recoveries for notes receivables for which credit losses were previously recorded. Included within Other operating in our consolidated statements of comprehensive loss.

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
EBITDA and Adjusted EBITDA were calculated as follows (in thousands, except APCD and per APCD data):
Year Ended December 31,
2019
Net Income attributable to Royal Caribbean Cruises Ltd.	$1,878,887
Interest income	(26,945)
Interest expense, net of interest capitalized	408,513
Depreciation and amortization expenses	1,245,942
Income tax expense (1)	32,602
EBITDA	3,538,999

Other income (2)	(8,089)
Restructuring charges and other initiatives expenses	13,707
Oasis of the Seas incident, Grand Bahama's Drydock write-off and other incidental expense (3)	35,239
Transaction and integration cost related to the 2018 Silversea acquisition	2,048
Non-controlling interest adjustment (4)	35,965
Adjusted EBITDA	$3,617,869

APCD	41,432,451
Net Income attributable to Royal Caribbean Cruises Ltd. per APCD	$45.35
Adjusted EBITDA per APCD	$87.32

(1) Included within Other income (expense) in our consolidated statements of comprehensive income (loss).
(2) Excludes income tax expense, included in the EBITDA calculation above.
(3) Amount includes incidental costs, net of insurance recoveries of $14.5 million related to the collapse of the drydock structure at the Grand Bahama Shipyard involving Oasis of the Seas, which were reported primarily within Other operating expenses in our consolidated statements of comprehensive income (loss) for the year ended December 31, 2019; and $20.7 million regarding the Grand Bahama incident involving one of its drydocks, included in our equity investment income within our consolidated statements of comprehensive income (loss) for the year ended December 31, 2019.
(4) Adjustment made to exclude the impact of the contractual accretion requirements associated with the put option held by Heritage Cruise Holding Ltd.'s (previously known as Silversea Cruises Group Ltd.) noncontrolling interest, which noncontrolling interest we acquired on July 9, 2020.

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
Adjusted Net Loss and Adjusted Loss per Share were calculated as follows (in thousands, except shares and per share data):

	Quarter Ended March 31,
	2023	2022

Net Loss	$(47,910)	$(1,167,142)
Loss on extinguishment of debt	13,289	—
Gain on sale of controlling interest (1)	(3,130)	—
PortMiami tax on sale of noncontrolling interest (2)	10,020	—
Silver Whisper deferred tax liability release (3)	(25,784)	—
Impairment and credit losses (recoveries) (4)	(6,990)	173
Amortization of Silversea Cruises intangible assets related to Silversea Cruises acquisition (5)	1,623	1,623
Restructuring charges and other initiative expenses	—	973
Adjusted Net Loss	$(58,882)	$(1,164,373)

Loss per Share - Diluted	$(0.19)	$(4.58)
Adjusted Loss per Share - Diluted	$(0.23)	$(4.57)

Weighted-Average Shares Outstanding - Diluted	255,465	254,821

(1) Represents gain on sale of controlling interest in cruise terminal facilities in Italy. Included within Other operating in our consolidated statements of comprehensive loss.
(2) Represents tax on the PortMiami sale of noncontrolling interest. These amounts are included in Other income (expense) within our consolidated statements of comprehensive loss.
(3) Represents the release of the deferred tax liability subsequent to the execution of the bargain purchase option for the Silver Whisper. These amounts are included within Other income (expense) in our consolidated statements of comprehensive loss.
(4) Represents asset impairments and recoveries of credit losses for notes receivables in which credit losses were previously recorded. Included within Other operating in our consolidated statements of comprehensive loss.
(5) Represents the amortization of the Silversea Cruises intangible assets resulting from the 2018 Silversea Cruises acquisition.